EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 18, 2005, relating to the financial statements and financial statement schedules of The Laclede Group, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Laclede Group, Inc. for the year ended September 30, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

February 14, 2006